Exhibit 18.1
Change in Accounting Principle Preferability Letter

June 5, 2019

Board of Directors
Quanex Building Products Corporation
1800 West Loop South, Suite 1500
Houston, TX 77028

Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Quanex Building Products Corporation (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in Note 1 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2019, the Company changed its accounting for the method of inventory costing for certain inventory in two plants located in its North American Fenestration reportable business segment to the first-in first-out (FIFO) method from the last-in first-out (LIFO) method. Note 1 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it provides uniformity of inventory valuation across its global operations, aligns with a majority of the Company's peers which use FIFO as their only inventory valuation method, and provides better matching of revenues and expenses.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to October 31, 2018. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Sincerely,
/s/ GRANT THORNTON LLP
Houston, Texas